EXHIBIT 99.1

MANATRON, INC. ANNOUNCES SETTLEMENT WITH
ALLEGHENY COUNTY

FOR IMMEDIATE RELEASE

CONTACT:
Paul Sylvester, President and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	or	Matthew Hayden, President Hayden Communications, Inc. (843) 272-4653 matt@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE)--January 8, 2004--Manatron, Inc. (NASDAQ:MANA) a leading provider of web-based and client/server application software products and services for county, city and township governments announced that on Monday, January 5, 2004, its lawsuit with Allegheny County was officially settled for approximately $750,000 in cash and all claims relating to Manatron's performance were resolved.

As previously reported, the Allegheny County controller had been withholding the final payment of approximately $1.3 million on the $23.9 million revaluation contract Manatron signed with the county back in 1998 and completed in 2002. After numerous attempts to mutually resolve this matter had failed, Manatron initiated a lawsuit, which was scheduled for trial this week.

Manatron President and CEO, Paul Sylvester, stated, "We are pleased with the settlement and are quite happy to have this matter finally buttoned up and behind us. While the cash will be a nice boost to earnings since the remaining Allegheny receivable had been entirely reserved, the real value is that Manatron can now focus on more productive matters."

About Manatron, Inc.: Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and also facilitate the "Virtual Courthouse" by providing Internet access to information for industry professionals and the public or by processing transactions over the Internet such as the payment of property taxes. Manatron provides mass appraisal services, through its Appraisal Services Division, assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron currently is headquartered in Kalamazoo, Michigan and has regional offices in Florida, Illinois, Indiana, North Carolina and Ohio. Manatron serves approximately 1,400 customers in 25 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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